Exhibit 10.3

SALE AGREEMENT

[Claremont Medical Plaza, 1601 Monte Vista Drive, Claremont CA]

This Sale Agreement (“Agreement”) made and entered into as of November 9, 2012 (“Effective Date”), by and among Claremont Venture I, L.P., a California limited partnership (“Seller”) and MMIC Acquisition Corporation, a Florida corporation (“Buyer”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby the parties hereto agree as follows:

1.          Definitions.    In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

Broker - CBRE

Cancellation Procedures – Where invoked in this Agreement: (i) Buyer shall be entitled to a return of the Deposit; (ii) the parties shall split equally any remaining, escrow and title cancellation fees; and (iii) all obligations under this Agreement shall terminate except for the parties’ obligations under Sections 5.1.3, 5.3 and 10, and any Seller liability where the Cancellation Procedures arose from a Seller default.

Closing - the consummation of the purchase of the Property in accordance with the terms of this Agreement.

Closing Date – January 8, 2013.

Contingency Time – 8:00 p.m. Pacific time on December 12, 2012.

County – Los Angeles County, California.

Deposit - (i) $100,000 (“First Deposit”), to be delivered to Escrow Holder within 2 business days after mutual execution and delivery of this Agreement; plus (ii) $300,000, to be delivered to Escrow Holder within 2 business days after the Contingency Time (“Second Deposit”); plus (iii) all interest earned thereon while in Escrow.

Escrow Holder – First American Title Insurance Company.

Hazardous Materials - any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, Including asbestos or asbestos containing material, toxic mold and fungus, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

Improvements - the building and other improvements located on the Land, Including all fixtures, furniture, equipment, appliances and other types and items of personal property affixed thereto, located thereon and used in connection with the operation of the Property, and owned by Seller, but excluding any personal property owned by any tenants under the Leases..

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Exhibit 10.3

Including (or variations thereof) - including, but without limitation.

Indemnify - indemnify, defend (with counsel reasonably acceptable to indemnitee), protect and hold harmless.

Land - those certain parcels of land described in the form Deed attached hereto as Exhibit A, together with all of the tenements, hereditaments and appurtenances belonging to or in any way appertaining to such real property, and all of Seller’s right, title and interest in and to (i) any and all real property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights appurtenant to such real property.

Lease - each lease and amendment delivered pursuant to Section 5.1.1 or executed after the Effective Date in accordance with Section 7.1.

Permits - federal, state and local governmental consents, waivers, authorizations, licenses, approvals and permits required for the occupancy, management, leasing, maintenance and operation of the Land and Improvements.

Permitted Exceptions - (1) current taxes and assessments not yet due and payable; (2) all matters in the PTR and any surveys delivered by Seller pursuant to Section 5.1.1 or obtained by Buyer or in any PTR supplements delivered to Buyer prior to the Contingency Time; (3) the possessory rights of tenants, as tenants only without any rights to purchase the Property; (4) any exception to title caused by Buyer or expressly approved in writing by Buyer; (5) any matters of record recorded prior to the effective date of the PTR and set forth in the PTR; (6) any matters disclosed in any supplements or amendments to the PTR delivered to Buyer prior to the Contingency Time; and (7) any matters which Buyer could have discovered on or before the Contingency Time by a proper survey. Notwithstanding anything to the contrary, Permitted Exceptions shall not include any Removed Exceptions Nothing contained herein shall prohibit or limit Buyer in any way from objecting to any or all of such Permitted Exceptions pursuant to Sections 4, 5.7(b) and 5.7(d).

Possession – means a document either (i) in the actual, physical possession of Seller or its employees, or (ii) within the possession of an agent to or consultant of Seller and who has a contractual obligation to deliver such document to Seller upon demand or which Seller is legally entitled to obtain from a non-governmental third party without expense.

Property - the Land and the Improvements, Permits, and the interest of Seller in the Leases.

Property Conditions - Any matter whatsoever relating to the Property or this Agreement or of concern to Buyer, Including: title; the environmental condition of the Property (Including the presence or absence of Hazardous Materials in, on or about the Property and Including: claims, liabilities and contribution, reimbursement and indemnity rights relating to the presence, discovery or removal of any Hazardous Materials in, at, about or under any Property, or for, connected with or arising out of any and all claims or causes of action based thereon

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Exhibit 10.3

Including any claims made under CERCLA or other similar environmental laws, whether state or Federal, providing for contribution); water, soil, pest and geological conditions of the Property; the financial condition of the Property; the suitability of the Property or any and all activities and/or uses which may be conducted thereon; the compliance of or by the Property with any and all laws, rules, ordinances or regulations of any applicable governmental authority or body (Including environmental, zoning, building codes, and the status of any development or use rights respecting the Property); the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; or the physical condition of the Improvements, Including construction defects, deferred maintenance or other adverse physical conditions or defects.

Purchase Price - Nineteen Million Two Hundred Fifty Thousand Dollars ($19,250,000), subject to increase to up to $19,650,000 per Section 7.1.1.

PTR - a title commitment for the Property issued by Escrow Holder, including the best available copies of underlying documents, agreeing to issue to Buyer an Owner’s ALTA extended coverage (subject to a survey exception unless Buyer delivers to Escrow Holder an acceptable survey) title insurance policy in the total amount of the Purchase Price insuring fee simple title to the Property.

Removed Exceptions - (1) any mortgages, deeds of trust, mechanics liens and other voluntary monetary liens other than the lien for taxes not yet due and payable; (2) any lien for assessments under any CC&Rs or other document of record other than those assessments which are not yet due and payable and which shall be prorated at Closing, as applicable; (3) any Title Defects which Seller elects to cure per Sections 4, 5.7(b) or 5.7(d); and (4) any recorded judgment liens.

Reserved Matters – Claims by Buyer against Seller for fraud or for breach of any covenants, representations or warranties of Seller expressly set forth in this Agreement and not waived or terminated pursuant to Sections 5.5, 5.7.1, 11.2 or 13.10.

Seller’s Knowledge - the actual knowledge of Clayton M. Corwin as of the date the representation is made and without any duty of discovery, investigation, inquiry or inspection; notwithstanding the reference to such person, such person shall have no liability to Buyer hereunder or otherwise. Such person, notwithstanding being named above, is not a party to, and has no personal liability under, this Agreement.

2.          Purchase and Sale of the Property.    Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller.

3.          Purchase Price for Property.    The Purchase Price for the Property shall be payable in the following manner:

3.1        Deposit.

3.1.1     Buyer shall deliver each portion of the Deposit to Escrow Holder when required under the “Deposit” definition. If any portion of the Deposit is not paid when required and

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Exhibit 10.3

remains unpaid three (3) days after receipt (or deemed receipt per Section 12) by Buyer of written notice of such default, then Buyer shall be in material default and Seller may terminate this Agreement effective upon written notice to Buyer, whereupon the liquidated damages provisions of Section 11.1 shall apply.

3.1.2       If the Agreement is terminated pursuant to Section 5.5 before the Contingency Time, the Deposit (or so much thereof as has been actually deposited) shall be immediately returned to Buyer without objection by Seller. After the Contingency Time, the Deposit (or so much thereof as has been actually deposited) shall be either: (i) credited against the Purchase Price at Closing; or (i) retained by Seller as liquidated damages pursuant to Section 11.1; or (iii) returned to Buyer if this Agreement is terminated prior to Closing pursuant to Section 5.7.1 or otherwise as may be set forth in this Agreement.

3.2        Balance of Purchase Price. The balance of the Purchase Price, increased or decreased by any closing costs and prorations allocable to Buyer as provided below, shall be paid in full by a wire transfer by Buyer to Escrow Holder in immediately available federal funds, when and as provided in Section 6.2.1.

4.          Title Review; Survey.    Escrow Holder is hereby instructed to prepare and deliver the PTR to Buyer with a copy to Seller within seven (7) business days of the Effective Date. Buyer may cause a new survey of the Property to be prepared at its own expense by a registered land surveyor duly licensed in the State of California (the “Survey”). Buyer shall have the right to disapprove any aspect of title and Survey (including, without limitation, exceptions appearing the in the PTR or Survey) before the Contingency Time pursuant to this Section 4. Before the Contingency Time, Buyer may notify Seller in writing of any defects or objections to the title appearing in the PTR (including any PTR Schedule B-1 requirements which Buyer wishes to require Seller to satisfy) or the Survey (“Title Defects”), provided that Buyer need not notify Seller of Removed Exceptions, and provided that Buyer rights shall include the right to object to any Permitted Exceptions. Any failure by Buyer to provide such notice shall be deemed Buyer’s approval of the PTR and Survey. No later than three (3) days after receipt of Buyer’s notice of Title Defects, Seller shall provide written notice to Buyer of those Title Defects which Seller elects in its sole discretion to cure (which shall become thereby additional Removed Exceptions); provided that if Seller fails or elects not to deliver such written notice by the earlier of such 3 day period or the Contingency Time, then Seller shall be deemed to have elected not cure any such Title Defects. If Seller elects not to cure any Title Defects, or is deemed to have elected not to cure any Title Defects, Buyer shall have the absolute right to terminate this Agreement per Section 5.5.

5.          Inspection and Contingencies.

5.1        Due Diligence Documents.

5.1.1     Specific Deliveries.   Within two (2) business days after the opening of Escrow, Seller shall deliver to Buyer copies of the following documents (“Due Diligence Documents”):

(1)	The most recent survey of the Property in Seller’s Possession (“Old Survey”).

(2)	All written environmental, engineering, seismic, soils and other physical reports commissioned by Seller or otherwise, pertaining to the Property and in Seller’s Possession.

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Exhibit 10.3

(3)	All Leases currently in effect.

(4)

The 2009, 2010, 2011 and (to be delivered upon completion around mid November) year to date through October 31, 2012 operating statements of Seller for the Property in such form as is customarily maintained by Seller.

(5)

All contracts relating to the maintenance and operation of the Property (“Service Contracts”); excluding, however, any property management contracts with affiliates of Seller, any insurance policies and any sale or leasing brokerage listing agreements, none of which will be assigned to Buyer at the Closing.

(6)	2010, 2011-2012 tax bills.

(7)	The last four months’ rent rolls on the current form used by Seller.

(8)	Copies of utility bills for the current month.

(9)	Insurance claim loss history for the last 3 years.

(10)	Certificates of Occupancy, or governmental equivalent, for the Property and all Tenant spaces, in Seller’s Possession.

(11)	Floor plans, site plan and unit location for the Property, in Seller’s Possession.

(12)	Any NHD (defined in Section 5.4) in Seller’s Possession.

5.1.2     Other Records.   In addition to the above documents, on one (1) business day advance notice from Buyer, Seller shall, to the extent in Seller’s Possession, provide access to all of Seller’s books and records relating exclusively to the Property (but excluding any privileged information, work product, marketing studies, appraisals and information relating to Seller itself), to be inspected and copied by the Buyer at the offices of the property manager during regular business hours, Including tenant lease correspondence and files.

5.1.3     Return of Documents.   If this Agreement is terminated prior to Closing for any reason, then promptly following such termination, Buyer shall return to Seller, within five (5) business days after termination: (i) all original Due Diligence Documents and copies made by Buyer or transferees thereof from Buyer; and (ii) copies of all third party reports and studies relating to the Property and received by Buyer, but without any representation or warranty by Buyer.

5.2         Inspections.      Until Closing, Buyer, through its agents, employees and independent contractors (“Buyer’s Agents”), has the right to enter the Land and Improvements, for the purpose of inspecting the same and performing, at its sole cost and expense, environmental, engineering and other inspection or tests thereon as Buyer deems necessary in its sole discretion. Buyer agrees to provide Seller with at least 24 hours’ notice prior to

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Exhibit 10.3

performing any such inspections or tests.. Buyer shall have no right to perform any invasive testing or borings without Seller’s prior written consent which may be withheld in Seller’s sole and absolute discretion. Seller shall have the right to have one or more of its agents or representatives accompany Buyer or Buyer’s Agents at all times while Buyer or Buyer’s Agents are on the Property. As a condition to any entry, Buyer shall provide Seller with sufficient evidence to show that Buyer and Buyer’s Agents, who are to enter upon the Property, are adequately covered by a general commercial liability insurance policy insuring against any and all liability arising out of Buyer’s or Buyer’s Agents’ entry upon and Inspection of the Property, Including any loss or damage to the Property, with coverage in the amount of not less than $1,000,000 per occurrence. Such insurance shall name Seller as an additional insured.

5.3        Indemnity.      Buyer Indemnifies Seller, and its employees, agents and consultants, against any loss, damage or liability caused by Buyer or its employees or agents solely arising or connected with said inspections and/or testing by Buyer’s Agents, Including any mechanics’ or materialmen’s liens, attorneys’ fees and court costs incurred in connection with the defense of said claims, except for those matters which are merely discovered by Buyer during such inspections.

5.4        Natural Hazards Disclosure.   Buyer waives receipt and review of a Natural Hazards Disclosure for the Property (“NHD”) in connection with the following California Code Sections: Government Code Sections 8589.4 (Dam Failure Inundation Areas); 8589.3 (Special Flood Hazard Area); Government Code Sections 51183.4, 51183.5 (Fire Hazard Severity Zone); Public Resources Code Section 2621.9 (Earthquake Fault Zone); Public Resources Code Section 2694 (Seismic Hazard Zone); and Public Resources Code Section 4136 (Wildland Area); and California Civil Code Section 1102.3.

5.5        Contingency Time Disapproval.    Buyer may terminate this Agreement for no reason or for any reason (Including as a result of Buyer’s review and investigations under Sections 4, 5.1 or 5.2 or because Buyer disapproves Exhibits E or F) by delivery of written notice of such termination on or before the Contingency Time. If Buyer fails, or elects not, to terminate this Agreement by the Contingency Time, then upon the Contingency Time, all of the conditions in Sections 4, 5.1 and 5.2, and Buyer’s right to terminate per this Section 5.5, shall be deemed waived and shall terminate. If Buyer terminates this Agreement by the Contingency Time pursuant to this Section, the Cancellation Procedures shall apply.

5.6        Omitted.

5.7        Buyer Closing Conditions.    The following are conditions to Closing for Buyer’s benefit, unless they have been waived by Buyer:

(a)         Default.   As a Buyer Closing condition, Seller shall not be in material default of any Seller pre-Closing covenant or any Section 8 representation and warranty.

(b)         Survey.   Provided Buyer orders a Survey within five (5) calendar days after the Effective Date but is unable to receive such Survey by the Contingency Time, then if Buyer thereafter receives the Survey and it discloses additional title exceptions not disclosed in the PTR or the Old Survey ("Survey Exception"), then Buyer may disapprove any Survey Exception by written notice to Seller within five (5) business days after receipt of the Survey

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Exhibit 10.3

("Survey Notice"); provided that Buyer's failure to timely object shall be deemed Buyer's approval of such Survey Exceptions. Upon receipt of a timely Survey Notice, Seller shall within three (3) business days either (i) covenant to remove such Survey Exception by Closing; or (ii) elect not to do so; provided that Seller's failure to timely object shall be deemed Seller's election under subsection (ii). If Seller elects not to remove a Survey Exception, then Buyer may terminate this Agreement within three (3) business days of Seller's election or deemed election of Subsection (ii), in which case Section 5.7.1 shall apply, provided that if Buyer fails to timely terminate then the Survey Exception shall be deemed a Permitted Exception.

(c)         Title Policy.  As a Buyer Closing condition, Escrow Holder shall be committed to issue at the Closing with respect to the Property an original 2006 ALTA extended coverage (with a survey exception unless Buyer delivers to Escrow Holder an acceptable Survey) owner’s policy of title insurance, in the amount of the Purchase Price, subject to no exceptions other than the Permitted Exceptions.

(d)         PTR Supplements.    If after the Contingency Time Escrow Holder delivers any supplement to the PTR disclosing additional title exceptions first arising after the effective date of the PTR ("New Exception"), then Buyer may disapprove any New Exception by written notice to Seller within five (5) business days after receipt of the supplemental report ("Additional PTR Notice"); provided that Buyer's failure to timely object shall be deemed Buyer's approval thereof. Upon receipt of a timely Additional PTR Notice, Seller shall within three (3) business days either (i) covenant to remove such New Exception by Closing; or (ii) elect not to do so; provided that Seller's failure to timely object shall be deemed Seller's election under subsection (ii). If Seller elects not to remove a New Exception, then Buyer may terminate this Agreement within three (3) business days of Seller's election or deemed election of Subsection (ii), in which case Section 5.7.1 shall apply, provided that if Buyer fails to timely terminate then the New Exception shall be deemed a Permitted Exception.

(e)         Condemnation.    As a Buyer Closing condition, Buyer shall not have received notice after the Contingency Time of a pending or threatened action, suit or proceeding to condemn or take all or any part of the Property under the power of eminent domain (“Condemnation”) either: (a) which substantially impairs access to the Improvements; or (b) results in the termination of any Leases in the Property. Seller shall promptly notify Buyer of any pending or threatened in writing Condemnation which Seller discovers after the Effective Date. If a Condemnation occurs after the Effective Date and prior to Closing but Buyer nonetheless waives this condition, then upon the Closing, Seller shall deliver to Buyer all Condemnation awards received and assign the right to Buyer to any future Condemnation awards. Notwithstanding any Condemnation, there shall be no reduction in the Purchase Price.

(f)         Casualty.  Seller assumes all risk and liability, damage to or injury occurring to the Property and/or Improvements by fire, storm, accident or any other casualty or cause until the Closing has been consummated. If the Property and/or Improvements or any part thereof, suffers any damages prior to the Closing from fire or other casualty, Seller shall promptly notify Buyer of such damage. If such damage is not Material, then upon Closing the proceeds of all insurance covering such damage (less the portion used to repair and less any portion retained by Seller’s lender) and post-closing rent loss insurance shall be assigned by Seller to Buyer at Closing and the Purchase Price shall be reduced by the amount of any deductible and any insurance proceeds retained by Seller’s lender. If such damage is Material, then Buyer shall

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Exhibit 10.3

have the option to: (x) terminate this Agreement whereupon the Deposit shall be returned to Buyer and the Cancellation Procedures shall apply; or (y) elect to proceed to Closing without Seller repairing such damage, consummate the Closing, in which case the proceeds of all insurance covering such damage (less any portion retained by Seller’s lender) and post-closing rent loss insurance shall be assigned by Seller to Buyer at Closing and the Purchase Price shall be reduced by the amount of any deductible and any insurance proceeds retained by Seller’s lender. For purposes hereof, “Material” shall be deemed to mean a damage: (i) resulting in termination of one or more Leases; (ii) for which the repair cost exceeds $285,000, as reasonably estimated by Seller’s contractor reasonably approved by Buyer; or (iii) the repair time exceeds 3 months from building permit, as reasonably estimated by Seller’s contractor reasonably approved by Buyer. Seller agrees to provide to Buyer copies of all claims, correspondence, and damage reports and such other information as reasonably requested by Buyer, submitted to or received by Seller in connection with said casualty.

(g)         Estoppels.    On or before three (3) business days after the Contingency Time, Seller shall prepare and deliver to all tenants an estoppel certificate in the AIREA estoppel form and consistent with the information specified on the Section 5.1.1 rent roll. As conditions to Closing for Buyer’s benefit: (i) Buyer shall have received such executed estoppels dated not earlier than December 1, 2012 from Pomona Valley Hospital Medical Center (“PVH”) and from other tenants aggregating (with PVH) at least 85% of the rented area of the Property, either in the AIREA form or in such form as is required by the applicable Lease; and (ii) no returned estoppels shall have any material, adverse, information added thereto. All estoppels returned shall be deemed acceptable to Buyer unless specifically disapproved in writing by the earlier of the Closing or five (5) business days after receipt. For the remainder of the rented area not covered by estoppels to be returned per Subsection (i), Seller shall deliver on or before three (3) business days prior to Closing estoppels in the form of Exhibit C (“Seller Estoppels”); provided that Seller’s liability under a Seller Estoppels shall terminate upon receipt after Closing of a tenant estoppel which complies with Subsections (i) and (ii) of this subsection (g).

(b)         Rep Changes.    As a Buyer Closing condition, no Material Change (other than those which are timely Cured) shall have occurred. The term “Change” means the discovery by Buyer (Including as a result of notice from Seller) after the Contingency Time and before the Closing that any Section 8 representation and warranty (excluding Sections 8.6.1 and 8.9.1) was true on the Effective Date but became untrue by Closing. The term “Material” means that the Change has, or if uncertain or unliquidated is reasonably expected to have, an adverse financial impact on Buyer exceeding $20,000. Seller covenants to deliver prompt written notice of any Change known to Seller’s Knowledge. Upon a Material Change, Buyer shall give Seller written notice thereof and Seller shall have the option, but not the duty, to correct the underlying facts so as to cure such Material Change (“Cure”) within five (5) business days after such notice (and such Cure might include a reasonable indemnification of Buyer by Seller as to unliquidated matters in form, scope and content acceptable to Buyer). Seller’s election not, or failure, to Cure shall not constitute a Seller default unless such Change also constitutes a Seller default under Section 7.

5.7.1     Failure.    Upon failure of a Section 5.7 condition, Buyer may terminate this Agreement. Upon the Closing, all conditions in Section 5.7, and any default described in Section 5.7(a) of which Buyer has actual knowledge as of the Closing shall be deemed waived by Buyer. If Buyer timely terminates this Agreement pursuant to this Section, the Cancellation Procedures shall apply.

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Exhibit 10.3

6.          CLOSING

6.1        Opening of Escrow.    Escrow shall be opened upon delivery of the First Deposit and a fully signed copy of this Agreement to the Escrow Holder. The Deposit and any other funds delivered to Escrow Holder shall be deposited by Escrow Holder in an insured interest bearing account as designated by Buyer. Escrow Holder is hereby directed to disburse funds held by it in accordance with the terms and provisions of this Agreement, or as otherwise directed in a writing signed by both Buyer and Seller, or their legal counsel described in the Section 12 notice provisions. These instructions shall be irrevocable and shall supersede any conflicting provision in Escrow Holder's general conditions or in any escrow instructions executed upon Escrow Holder's request. This Agreement shall constitute escrow instructions to Escrow Holder. Notwithstanding anything contained herein to the contrary, prior to the Contingency Time, this escrow shall constitute a “sole order” escrow, meaning that if Buyer shall timely deliver a termination notice to Seller and Escrow Holder on or prior to the Contingency Time as provided in Section 5.2 above, Escrow Holder shall immediately refund the Deposit to Buyer.

6.2        Closing Date.    Provided the Section 5.7 conditions have been satisfied or waived and the Section 6.3 deliveries have been made, the Closing shall occur on the Closing Date; provided, however, that if the Closing Date falls on a Saturday, Sunday or holiday the Closing shall occur on the next business day thereafter. The Closing shall take place through escrow at the Escrow Holder's office or at such other place and time as the parties shall mutually agree.

6.2.1     Buyer and Seller instruct Escrow Holder not to record the Deed and otherwise consummate the Closing on any given day unless: (i) all deliveries pursuant to Sections 6.3 have been made by the time required; (ii) Escrow Holder is prepared to record the Deed; and (iii) Escrow Holder is ready, willing and able to disburse Seller’s proceeds as directed by Seller by wire transfer no later than Noon Pacific time on the day of recordation. If Escrow Holder cannot comply with such conditions, then Escrow shall not Close that day but shall be postponed to the next business day, with all Section 6.4 amounts re-prorated; provided that any such extension beyond the scheduled Closing Date shall require the approval of Buyer and Seller and shall not constitute a waiver of any default by a party for failing to timely consummate the Closing.

6.3        Closing Deliveries.

6.3.1     By Seller.    On or before one (1) day prior to the Closing, Seller shall deliver or cause to be delivered to Escrow Holder the following, fully executed and acknowledged by Seller as applicable:

(1)	A grant deed in the form of Exhibit A, attached hereto (“Deed”).

(2)	Duplicate originals of the Assignment and Bill of Sale in the form of Exhibit B (“Assignment”).

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Exhibit 10.3

(3)	A FIRPTA affidavit and California Form 590 RE, in a form prepared by Escrow Holder (“Affidavit”).

(4)	Escrow Holder’s settlement statement.

(5)	Duplicate originals of the property management and leasing agreement executed by StoneCreek Company in the form of Exhibit F (“PMA”).

(6)	All Seller Estoppels required under Section 5.7(g).

(7)	The Holdback Agreement, if applicable per Section 7.1.1

(8)	Any other monies, documents, instruments, records, correspondence or agreements called for hereunder that have not previously been delivered to Buyer.

6.3.2     By Buyer.    On or before one (1) day prior to the Closing (except as noted below), Buyer shall deliver, or cause to be delivered, to Escrow Holder the following, fully executed and acknowledged by Buyer as applicable:

(1)	The Purchase Price (less the Deposit previously delivered), to be received by Escrow Holder by wire transfer no later than 9:00 a.m. Pacific time on the Closing Date.

(2)	Duplicate originals of the Assignment.

(3)	The amounts allocated to Buyer in Sections 6.5 and Section 6.6.

(4)	Escrow Holder’s settlement statement.

(5)	Duplicate originals of the PMA.

(6)	The Holdback Agreement, if applicable per Section 7.1.1

(7)	Any other monies, documents, instruments, records, correspondence or agreements called for hereunder that have not previously been delivered to Seller.

6.4        Closing Procedures.

6.4.1     Recordings.     Upon receipt of the funds and instruments described in this Section 6 and written notice to proceed from Buyer and Seller, Escrow Holder shall record the Deed, and record all other documents, including deeds of reconveyance, necessary for title to the Property to be conveyed to Buyer free and clear of all liens and encumbrances and other matters of record, except for the Permitted Exceptions.

6.4.2     Deliveries.    Escrow Holder shall immediately (i) deliver to Buyer: a conformed copy of the Deed; the original Assignment, PMA, and Holdback Agreement if applicable; the

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Exhibit 10.3

original Affidavit; and any other documents delivered into escrow by Seller; and (ii) deliver to Seller: the Purchase Price less the Deposit, Seller's share of prorations set forth in Section 6.5, and Seller's Closing Costs set forth in Section 6.6; the PMA and the Holdback Agreement, if applicable, and any other documents delivered into escrow by Buyer.

6.4.3     Ex-Escrow Deliveries.    Promptly following the Closing, Seller shall deliver to Buyer outside of Escrow (to be delivered at the Seller’s property management office) all of the following in Seller’s Possession: keys to the Improvements; the original Leases and Lease files, including any tenant correspondence; Service Contracts; Permits.

6.5        Prorations.     At Closing, the following prorations shall be computed and apportioned between Buyer and Seller as of the date of Closing based on the ratio of the number of days in the period for which such charges are paid to the number of days in such period (i) before but not including the date of Closing and (ii) including and from and after the date of Closing:

6.5.1     Rents and CAM Reimbursements.    The parties shall prorate the following: Lease rents and Lease expense reimbursements ("Rents"): (i) due for the month in which the Closing occurs ("Closing Month"); and (ii) otherwise collected prior to the Closing. The parties shall not prorate the following until collected: Rents which are past due prior to the Closing Month ("Receivables"). Rents collected after Closing by Buyer shall be allocated: first to Buyer to the extent of collection costs; next to Buyer to the extent of Rents applicable to the post-Closing period and then due and payable; next to Seller to the extent of Receivables; and the remainder to Buyer. Seller shall retain the right to commence collection actions for Receivables (without any right to terminate leases or evict tenants).

6.5.2     Expenses.    Water, sewer and utility charges and any other amounts payable under any Service Contracts, annual permits and/or inspection fees. Seller and Buyer shall cooperate to ensure that utilities are not cut off at Closing, by either transferring to Buyer utility services on the Closing Date, or coordinating to concurrently terminate Seller, and commence Buyer, utilities.

6.5.3     Security Deposits.    The amount of any security or other deposits under the Leases specified in the Assignment shall be credited against the Purchase Price and Seller shall retain such deposits.

6.5.4     Taxes.  Real and personal property taxes and assessments on the Property shall be prorated on the actual number of days elapsed.

6.5.5     Leasing Costs.    For any Lease amendment, extension or new lease executed after the Effective Date in compliance with Sections 7.1 and 7.1.1 (except for Seller TILC described therein), at Closing Buyer shall assume all obligations to pay or incur brokerage commissions, tenant improvement costs and allowances and other tenant inducements ("Lease Costs"), and reimburse Seller for all Lease Costs paid to date. All of such Lease Costs must be disclosed to Buyer no later than five (5) Business Days prior to the Contingency Time. Seller shall be and remain responsible for all brokerage commissions and tenant improvement costs and allowances due on or before Closing with respect to any Lease executed on or before the Effective Date.

Stonecreek\Claremont\PSA-10	11

Exhibit 10.3

6.5.6    Non-Prorated Items.  The following items shall not be prorated: insurance premiums.

6.5.7    Re-prorations.    Seller and Buyer hereby agree that if any of the Section 6.5 prorations cannot be calculated accurately as of the Closing Date, then the same shall be estimated (based on current information then known, such as the most recent tax bills) for the purposes of Closing and within thirty (30) days after the Closing Date, or as soon thereafter (but in no event shall re-prorations under Sections 6.5.2, 6.5.4 and 6.5.5 occur more than 90 days after the Closing) as sufficient information is available to permit the parties to effectively calculate such prorations, either party owing the other party a sum of money based on such subsequent prorations shall pay such sum to the other party within ten (10) days after such calculations.

6.6       Closing Costs.    Seller shall pay: (1) documentary transfer tax; (2) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Property as herein provided; (3) the cost of a 2006 ALTA standard coverage policy of title insurance in the amount of the Purchase Price; (4) 50% of the Escrow Holder’s escrow fees; and (5) such other costs and expenses related to the acquisition of the Property normally paid by a seller in the County. Buyer shall pay: (a) Deed recordation costs; (b) all costs of title insurance other than that described in Subsection (3) Including premiums for extended coverage, any surveys obtained by Buyer and any endorsements; (c) 50% of the Escrow Holder’s Escrow fees; (d) the cost of any studies conducted by Buyer during Buyer’s due diligence; and (e) such other costs and expenses related to the acquisition of the Property normally paid by a buyer in the County.

7.        Seller’s Escrow Period Covenants.    Commencing on the Effective Date and continuing until the Closing or earlier termination of the Agreement, Seller covenants as follows:

7.1       Leases and Service Contracts.  After the Contingency Time, Seller agrees not to amend or terminate any Leases or Service Contracts or enter into any new leases or service contracts which cannot be canceled as of Closing. Seller shall promptly deliver (and in all events at least five (5) business days prior to the Contingency Time) copies of all Lease and Service Contract terminations and amendments and new leases and service contracts executed before the Contingency Time.

7.1.1    Suite 200 Lease.  Notwithstanding the above, Seller shall have the absolute right to sign a lease for Suite 200, containing approximately 1,934 rentable sq. ft., within the following parameters and subject to the following conditions (“Approved Lease”) prior to Closing:

Base Rent:  At least $2.00/month/per rentable sq. ft. (“RSF”).

Rent Start Date: The rent start date must occur by December 31, 2013. The period from Closing until the rent start date is the “No Rent Period”.

TILC:  Landlord’s cost of moving allowances, leasing commissions, tenant improvement costs and allowances (“TILC”) shall not exceed $130,000 plus any portion Seller elects to pay (“Seller TILC”).

Stonecreek\Claremont\PSA-10	12

Exhibit 10.3

Form:  The Approved Lease shall be in substantially the form attached hereto as Exhibit G, subject to such other changes (“Form Change”) requested by the tenant and agreed to by Seller, and which changes are commercially customary and reasonable for a landlord to concede under the current medical office building lease practice in the area in which the Property is located (“Reasonable Form Changes”). Seller shall deliver the final form of the Approved Lease to Buyer when completed. Buyer shall have two (2) business days from receipt to indicate Buyer’s approval of the Reasonable Form Changes to the final Approved Lease, and if Buyer does not respond to Seller within such 2-business day period, Buyer shall be deemed to have approved such final Approved Lease (it being acknowledged by Buyer, for avoidance of doubt, that Buyer shall have no right to object to or approve the basic terms of the Approved Lease as stated above, or any terms already provided in the lease form attached as Exhibit G). Buyer shall in any event not unreasonably withhold approval of the Reasonable Form Changes and shall act in good faith regarding its review and approval of the final Approved Lease.

(a)         If an Approved Lease is executed prior to Closing, then: (1) Purchase Price shall increase by the sum of $400,000 minus $2.00 per rsf for the No Rent Period (“No Rent Credit”); and (2) Seller will pay all Seller TILC or grant Buyer a credit for Seller TILC at Closing in which case Buyer shall assume such obligation.

(b)         If an Approved Lease is not executed by Closing, then: (1) the parties shall deliver the Holdback Agreement in the form of Exhibit E; and (2) Buyer will deposit with Escrow Agent the $400,000 (“Holdback”) per the Holdback Agreement; and (3) Buyer shall retain Clayton M. Corwin, a California licensed broker (“Agent”) as Buyer’s exclusive agent to lease Suite 200 for a period of 9 months after Closing pursuant to a leasing agreement to be mutually and reasonably agreed upon. The Holdback (less the No Rent Credit and any Seller TILC) will be delivered to Seller (and the No Rent Credit and Seller TILC will be delivered to Buyer) if: (A) Agent delivers to Buyer within such period either (i) an Approved Lease executed by the tenant, or (ii) a new lease for Suite 200 reasonably acceptable to Buyer, or (B) Seller directly leases or otherwise removes the Suite 200 premises from the market thus impairing Agent’s ability to deliver an Approved Lease. Otherwise, the Holdback shall be returned to Buyer. Buyer shall reasonably cooperate with Agent’s efforts to lease Suite 200 during such period, and Agent shall likewise keep Buyer informed of the leasing status for Suite 200.

7.2.        Condition of Property.  Seller shall lease, manage and maintain the Property consistent with its current operating practices. Seller shall maintain the Improvements in accordance with Seller’s normal operating practices, Including repair or replacement of any mechanical, electrical or plumbing equipment which first breaks and ceases functioning after the Contingency Time (“Breaks”). Notwithstanding the above, Seller shall have no obligation (a) to repair damage from casualty events, (b) to repair normal wear and tear items, or (c) any obligation to expend more than $20,000 (except for Breaks) for any correction of defects or deferred maintenance (whether or not such expenditure would have normally been incurred in accordance with Seller’s normal operating practices). If, after the Effective Date and prior to Closing, Seller receives any Gov’t Notices or discovers to Seller’s Knowledge any Breaks (excluding those repaired by Closing), then Seller will promptly notify Buyer of same.

Stonecreek\Claremont\PSA-10	13

Exhibit 10.3

7.3        Title.  After the Effective Date, Seller shall not cause, permit or suffer any new monetary liens on the Property except for those expressly allowed as Permitted Exceptions. After the Effective Date, and except for memoranda of leases permitted by Section 7.1, Seller shall not cause or expressly permit any documents to be recorded adversely affecting title to the Property which will not be removed by Closing. By Closing, Seller shall remove all Removed Exceptions.

8.          Seller Representations and Warranties.      Seller makes the following representations and warranties as of the Effective Date and again, subject to Changes, as of the Closing Date:

8.1        Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California. Seller will keep I full force and effect through the Closing Date its legal existence and all licenses and franchises necessary for the conduct of its business. Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement and the other documents to be executed by Seller hereunder will have been duly entered into by Seller and will constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

8.2        Seller is not a “foreign person” within the meaning of Section 1445(f) (3) of the Internal Revenue Code of 1986, as amended.

8.3        The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, partnership agreement, any other organizational papers or any amendments thereof, contract or law applicable to Seller nor constitute a default under any agreement or instrument to which Seller is a party or by which Seller or the Property are bound.

8.4        Seller has not: (1) made a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy; (3) received notice of the appointment of a receiver to take possession of all or substantially all of its assets; (4) received notice of the attachment or other judicial seizure of all or substantially all of its assets; (5) admitted in writing its inability to pay its debts as they come due; or (6) made an offer of settlement, extension or composition to its creditors generally.

8.5        There is no unsatisfied judgment, litigation, arbitration or administrative proceeding served upon Seller or, to Seller’s Knowledge pending or threatened in writing against Seller, with respect to the Property or this Agreement.

8.6        Seller has received no written notice from any governmental authority with jurisdiction over the Property (“Gov’t Notices”) alleging any current violation of any laws applicable to the Property.

8.6.1     Seller has received no Gov’t Notices notifying Seller of a special assessments for public improvements against the Property, whether pending or threatened, Including those for construction of sewer and water lines or mains, street lights, streets, sidewalks and curbs.

Stonecreek\Claremont\PSA-10	14

Exhibit 10.3

8.7        Seller has not generated, manufactured, stored or disposed of Hazardous Materials (other than de minimis amounts customarily and properly used in connection with the maintenance of the Property) on the Property in violation of applicable law and which are required by law to be remediated or removed. To Seller’s Knowledge, there are no Hazardous Materials or underground storage tanks in, on or under the Property in violation of applicable law.

8.8        All Seller Estoppels delivered at Closing shall be true and correct.

8.9        Seller has received no written notice alleging a Seller default remaining uncured under any Service Contract.

8.9.1    Seller has given no written notice alleging a third party default remaining uncured under any Service Contract.

8.10      Except for Leasing Costs per Section 6.5.5 and TILC per Section 7.1.1, there are no sums due as leasing commissions or brokerage or finders fees in connection with any of the Leases for which Buyer will become liable upon Closing.

8.11      Seller has not received any written notices from any insurance company which has issued a policy with respect to any portion of the Property, by any board of fire underwriters, or from any governmental authority, alleging any zoning, building, fire or health code violations in respect to the Property.

8.12      Seller has not granted to any person or entity any option or other right to purchase to the Property.

8.13      Seller has commenced no real property tax reduction proceedings pending with respect to the Property.

8.14      Seller has not commenced and pending, or threatened in writing, any construction or construction defect litigation against any contractor, engineer or architect with respect to the Property, which has not been resolved to Seller’s satisfaction.

8.15      To Seller’s knowledge, Seller is not: (i) identified on any governmental terrorist list or (ii) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, Including any applicable law, rule or regulation related to transaction business with prohibited persons or the requirements of any Anti-Terrorism Law.

9.          Buyer Representations.  Buyer represents and warrants as of the Effective Date and again as of the Closing as follows:

9.1        Buyer has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement and the other documents to be executed by Buyer hereunder will have been duly entered into by Buyer and will constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

Stonecreek\Claremont\PSA-10	15

Exhibit 10.3

9.2        The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Buyer nor constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer is bound.

9.3        Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy against it; (iii) received notice of the appointment of a receiver to take possession of all or substantially all of its assets; (iv) received notice of the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

9.4        INTENTIONALLY DELETED..

9.5        Except for the Reserved Matters: (1) Seller has not made (and specifically negates and disclaims) any representations or warranties, promises, covenants, agreements or guarantees of any kind, character or nature whatsoever, whether express, implied or otherwise, oral, written, of, as to, concerning or relating to any Property Conditions; (2) by the Contingency Time, Buyer will have examined, reviewed and inspected all Property Conditions and other matters which, in Buyer’s judgment, bear upon the Property and its value and suitability for Buyer’s purposes; (3) upon Closing, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, review and inspections and the title insurance protection afforded by the owner’s title policy; and (4) upon Closing, Buyer shall assume the risk that Property Conditions, may not have been revealed by Buyer’s investigations. Except for the Reserved Matters, upon the Closing: (a) Buyer represents, warrants, acknowledges and agrees that upon the Closing, Buyer will be purchasing the Property on an “AS IS, WHERE IS, WITH ALL FAULTS” basis, without representation or warranty of any kind, character or nature, express, implied or otherwise; and (b) Buyer releases Seller and all of Seller’s members, agents and affiliates from, and waives any and all liability, claims, demands, damages and costs (Including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, any and all Property Conditions, Including: claims, liabilities and contribution, reimbursement and indemnity rights relating to the presence, discovery or removal of any Hazardous Materials in, at, about or under any Property, or for, connected with or arising out of any and all claims or causes of action based thereon Including any claims made under CERCLA or other similar environmental laws, whether state or Federal, providing for contribution. Except for Reserved Matters, the parties intend that the foregoing release shall be effective with respect to all matters, past and present, known and unknown, suspected and unsuspected. Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown losses, damages, liabilities, costs and expenses. In furtherance of this intention, the Buyer hereby expressly waives any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Stonecreek\Claremont\PSA-10	16

Exhibit 10.3

The Buyer acknowledges that the foregoing acknowledgments, releases and waivers Including the waiver of the provisions of California Civil Code Section 1542 were expressly bargained for.

Buyer’s Initials:  /s/ WSR

10.          Brokerage Commissions.  Seller shall pay a real estate commission to Seller's Broker pursuant to a separate agreement. Except for Broker, Seller and Buyer each represent and warrant that no other real estate commission, broker’s fee or finder's fee is payable in connection with the transaction contemplated by this Agreement. Seller Indemnifies Buyer from and against any and all liabilities, claims, demands, damages, or costs of any kind (Including attorneys’ fees, costs and expenses) arising from or connected with any broker’s or finder’s fee or commission or charge (“Broker Claims”) claimed to be due by Broker or any person arising from or by reason of the conduct of Seller with respect to this transaction. Buyer Indemnifies Seller from and against any and all Broker Claims claimed to be due by any person (other than Broker) arising from or by reason of the conduct of Buyer with respect to this transaction. The provisions of this Section shall survive the Closing hereunder.

11.          Defaults.

11.1        Buyer Default.  IF ESCROW FAILS TO CLOSE DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT (INCLUDING A DEFAULT UNDER SECTION 3.1.1), SELLER WILL BE DAMAGED AND WILL BE ENTITLED TO COMPENSATION FOR THOSE DAMAGES. SUCH DAMAGES WILL, HOWEVER, BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN FOR THE FOLLOWING REASONS: (1) THE DAMAGES SELLER WOULD BE ENTITLED TO IN A COURT OF LAW WILL BE BASED IN PART ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE PROPERTY AT THE TIME SET FOR THE CLOSING AND A PURCHASE PRICE FOR THE PROPERTY AS SET FORTH IN THIS AGREEMENT; (2) PROOF OF THE AMOUNT OF SUCH DAMAGES WILL BE BASED ON OPINIONS OF VALUE OF THE PROPERTY, WHICH CAN VARY IN SIGNIFICANT AMOUNTS; AND (3) IT IS IMPOSSIBLE TO PREDICT AS OF THE DATE ON WHICH THIS AGREEMENT IS MADE THE EXTENT TO WHICH THE VALUE OF THE PROPERTY WILL INCREASE AS OF THE DATE SET FOR THE CLOSING. BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT AS AFORESAID. BUYER AND SELLER WISH TO AVOID THE COST AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF ESCROW FAILS TO CLOSE DUE TO A BUYER DEFAULT AS DESCRIBED ABOVE, THE SUM THEN REPRESENTED BY THE DEPOSIT (WHETHER THEN HELD BY ESCROW HOLDER, SELLER OR BOTH) SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER’S DAMAGES UNDER THE PROVISIONS OF SECTION 1671 OF THE CALIFORNIA CIVIL CODE, AND SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF THE FAILURE TO CLOSE ESCROW RESULTING FROM A BUYERS DEFAULT

Stonecreek\Claremont\PSA-10	17

Exhibit 10.3

SHALL BE LIMITED TO SUCH AMOUNTS AND SELLER SHALL HAVE NO RIGHT TO AN ACTION FOR SPECIFIC PERFORMANCE OF ANY PROVISIONS OF THIS AGREEMENT. IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY INCLUDING ANY RIGHTS SELLER MAY HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE. BY INITIALING THIS PROVISION IN THE SPACES BELOW, SELLER AND BUYER EACH SPECIFICALLY AFFIRM THEIR RESPECTIVE AGREEMENTS CONTAINED HEREIN AND AGREE THAT SUCH SUM IS A REASONABLE SUM CONSIDERING THE CIRCUMSTANCES AS THEY EXIST ON THE DATE OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE PAYMENT OF LIQUIDATED DAMAGES TO SELLER PURSUANT TO THE FOREGOING SHALL NOT RELEASE BUYER OF ITS INDEMNITY OBLIGATION SET FORTH IN SECTIONS 5.3 AND 10, BUYER’S OBLIGATION TO PAY ITS SHARE OF ESCROW CANCELLATION FEES IN ACCORDANCE WITH THE PROVISIONS HEREIN OR, IF NECESSARY FOR ATTORNEYS’ FEES TO ENFORCE THIS PROVISION.

SELLER’S INITIALS: /s/ CMC	BUYER’S INITIALS: /s/ WSR

11.2      Seller Default.  If Seller defaults under any of the terms of this Agreement prior to Closing and if such default is not cured within ten (10) days after receipt by Seller of written notice from Buyer, Buyer shall be entitled as the sole and exclusive remedy of Buyer to either: (1) terminate this Agreement, receive a refund of the Deposit, and commence an action for reimbursement of Buyer’s reasonable out-of-pocket costs not to exceed $400,000 incurred in connection with performing Property due diligence; or (2) commence an action for specific performance. In no event shall Buyer be entitled to actual, punitive or consequential damages. Upon Closing, Buyer waives all Seller defaults known to Buyer.

11.2.1   If Seller defaults in any post-Closing covenant or in any Section 8 representation or warranty that survives Closing or Seller Estoppel, subject to Sections 13.9 and 13.10, Buyer shall be entitled to seek actual damages in an amount not exceeding an amount equal to $400,000 Including any award for attorneys fees and costs. In no event shall Buyer be entitled to punitive or consequential or other actual damages.

12.        Notices.  All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (a) when personally delivered or delivered by reputable overnight courier service; or (b) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (c) when sent by facsimile before 5:00 p.m. Pacific time on a business day (as evidenced by a confirmation slip from sender’s fax machine showing the transmission date and time and recipient’s fax number) and otherwise on the next business day. Phone and email addresses are provided for convenience only and shall not constitute effective notice. Notices shall be addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

If to Seller:	Clayton M. Corwin
StoneCreek Company
30212 Tomas, Suite 300
Rancho Santa Margarita CA 92688
	Phone	949 709 8080
	Fax	949 709 8081
Email ccorwin@stonecreekcompany.com

Stonecreek\Claremont\PSA-10	18

Exhibit 10.3

cc:	Milburn A. Matthews, Esq.
Coontz & Matthews LLP
30900 Rancho Viejo Road, Suite 230
San Juan Capistrano CA 92675-1776
	Phone	949 240 3040
	Fax	949 240 7540
	Email	mibs@coontzmatthews.com

If to Buyer:	MMIC Acquisition Corporation
1307 W 6th Street, Suite 214
Corona CA 92882
Attn: Paul Sandler
	Phone	951 520 0471
	Fax	805 456 0334
	Email	psandler@montecitomac.com

Cc:	William S. Rogers, Jr., Esq.
Beavers/Rogers Law & Advisory Group, LLC
500 Jesse Jewell Parkway, Suite 300
Gainesville, GA 30501
	Phone	678 928 5275
	Fax	770 534 8689
	Email	brogers@beaversrogers.com

If to Escrow Holder:	First American Title Insurance Company
5 First American Way
Santa Ana CA 92707:
Escrow Officer: Ryan Hahn
	Phone	714 250 8394
	Fax	714 242 7478
	Email	rhahn@firstam.com

13.        Miscellaneous Provisions

13.1      Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns. Buyer’s rights under this Agreement shall be fully assignable; provided that such assignment shall be subject to a written assignment executed by assignor and assignee in the form of Exhibit D which shall have been delivered to Seller and Escrow Holder at least five (5) business days prior to Closing.

13.2      Captions.  The several headings and captions of the sections and subsections used herein are for convenience of reference only, and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

Stonecreek\Claremont\PSA-10	19

Exhibit 10.3

13.3.      Entire Agreement; No Recording.    This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Property, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. This Agreement shall not be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement, and the party who recorded the Agreement shall pay all reasonable costs and attorneys’ fees in removing this Agreement of record.

13.4      Time of Essence.  Time is of the essence with respect to the performance of all the terms, conditions and covenants of this Agreement.

13.5      Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State of California.

13.6      Counterparts.  This Agreement and any amendments may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement and any amendments may be executed and then delivered by fax or PDF scan by email which shall constitute effective execution and delivery.

13.7      Tax-Deferred Exchange.  Buyer and/or Seller (“Exchangor”), at its option, may close the transfer of the Property as an exchange of real property qualifying under Section 1031 of the Internal Revenue Code of 1986, as amended (which may include distribution of Property tenancy-in-common interests to beneficial owners from Seller in redemption of their interest in Seller). If the Exchangor so elects, then (i) the Exchangor may delegate its obligations and assign its rights under this Agreement to a deferred exchange intermediary (an "Intermediary"); (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Exchangor pursuant to this Agreement; (iii) Exchangor shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (iv) Intermediary shall have no liability to the other party, notwithstanding such delegation and assignment; and (v) the Closing of the transfer of the Property shall be undertaken by direct deed from Seller to Buyer.

13.8      Confidentiality.  Buyer acknowledges that it is in the best interest of Buyer and Seller to maintain the confidentiality of the terms and provisions of this Agreement and the materials relating thereto. Except as otherwise provided herein, Buyer shall not disclose any of the terms or provisions of this Agreement prior to the Closing to any person or entity not a party to this Agreement, nor, prior to the Closing shall Buyer issue any press release or make any public statement relating to this Agreement or Buyer’s intended use of the Property, and Buyer shall keep all materials provided or made available to Buyer by Seller, and all materials generated by Buyer in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Property (Including matters relating to the environmental condition of the Property), whether obtained through documents, oral or written communications, or otherwise, (collectively, the “Information”), in the strictest confidence.

Stonecreek\Claremont\PSA-10	20

Exhibit 10.3

Under no circumstances shall any of the Information be used for any purpose other than the investigation of the Property in connection with its purchase by Buyer and contemplated under this Agreement. Buyer shall cause the confidentiality obligations set forth in this Section to be agreed to by its attorneys, auditors, lenders, equity partners, consultants, accountants and any other third parties which Buyer may employ or with which Buyer may work in connection with this transaction and the investigations contemplated hereunder, each of whom shall be exceptions to the non-disclosure provisions hereof.

13.9      Survival.    The following shall survive the Closing and delivery of the Deed indefinitely: (1) Buyer Section 9 representations and warranties; (2) any Buyer or Seller indemnifications expressly set forth in this Agreement or the Assignment; and (3) any Buyer or Seller covenants in this Agreement which expressly survive the Closing or are specified to be performed post-Closing. All Seller Section 8 representations and warranties, Seller Estoppels shall survive Closing for a period of six months after the recordation of the Deed and will thereupon terminate except to the extent of any claims expressly specified in a lawsuit then filed and served or delivered per the Section 12 notice provisions (provided that such delivery shall not constitute effective service of process). Except as provided above, upon completion of the Closing all other liability and obligations of Buyer and Seller shall terminate.

13.10    Limitation on Seller's Liability.    Buyer acknowledges and agrees that its recourse against Seller under this Agreement for a default by Seller hereunder is limited to the remedies set forth in Section 11.2 and any other remedies expressly set forth in this Agreement, and in no event shall Buyer seek or attempt to obtain any recovery or judgment against any other assets (if any) of Seller, or against any of Seller’s direct or indirect members, partners, directors, officers, employees or shareholders.

13.11    Attorney Fees.  If any action is instituted between any one or more of Buyer, Seller and Escrow Holder in connection with the enforcement of this Agreement or any provision hereof, the party prevailing in such action shall be entitled to recover from the other party all of its reasonable costs in bringing such action, Including reasonable attorney fees.

14.    Equity Participation Right.  Pursuant to the terms set forth below, Buyer shall offer to Seller (assignable to Seller’s partners, with the requirement that such partners form a single investment entity) the right to become a member, partner or shareholder (the “Seller Investment Opportunity”) in the partnership or limited liability company entity formed by the principals of Buyer (“Montecito Partnership Entity”) and Buyer’s institutional equity partner (“Equity Partner”) to be a single purpose entity to which Buyer will assign this Agreement at or prior to Closing and which will be the fee simple owner of the Property (the “SPE”) . The Seller Investment Opportunity shall be in a joint venture to be formed by Seller’s investors, as a single entity (“Seller’s Investors”), and the Montecito Partnership Entity (such joint venture being referred to as the “Seller/Montecito Investment Entity”), which Seller/Montecito Investment Entity shall be the partner in the SPE with the Equity Partner. Seller’s Investment Opportunity shall be limited to a maximum of $500,000 of cash equity (“Seller’s Equity”) invested in the Seller/Montecito Partnership Entity. Seller’s Equity shall be pari passu with the Montecito Partnership Entity’s property level economic rights solely arising from the Montecito Partnership Entity’s cash contributions to the SPE (including preferred returns, if any, and a prorata share of profit distributions, but specifically excluding any additional “promote” or acquisition, disposition, management, leasing or other fees paid or payable to the Montecito Partnership

Stonecreek\Claremont\PSA-10	21

Exhibit 10.3

Entity or an affiliate thereof) but shall specifically exclude any voting, governance, approval, management or other rights under the SPE governing documents (including, without limitation, the right to participate in, or trigger, any buy/sell rights under such SPE governing documents) (such SPE governing documents being referred to as the “SPE Governing Documents”) It is understood and agreed that the Seller Investment Opportunity is intended for all purposes to be a passive investment in the Seller/Montecito Investment Entity and SPE, and the Seller/Montecito Partnership Entity governing documents and the SPE Governing Documents shall so reflect. Seller agrees to accept the terms and conditions of the Seller/Montecito Partnership Entity governing documents and the SPE Governing Documents (as negotiated by the Montecito Partnership Entity Principals), so long as such documents reflect the pari passu nature of the Seller Investment Opportunity, and such documents do not material and adversely affect the return on Seller’s Equity as provide above or as stated and accepted in the term sheet as provided below. Buyer shall present Seller with the details of the Seller Investment Opportunity via a written term sheet no later than ten (10) business days following the Effective Date. Seller shall accept or reject the Seller Investment Opportunity in writing within five (5) days of receipt. Failure of Seller to respond to the Seller Investment Opportunity within the required 5-day period shall constitute rejection of the Seller Investment Opportunity by Seller’s Investors. Upon Seller’s rejection, or deemed rejection, of the Seller Investment Opportunity, Seller and Seller’s Investors shall be deemed to have fully and completely waived any rights to participate in the investment with the Montecito Partnership Entity or in the SPE as contemplated herein, and this transaction shall close without such participation by Seller’s Investors in any manner. If Seller accepts such Seller Investment Opportunity, such acceptance shall be deemed a binding obligation of Seller’s Investors to invest the Seller’s Equity at Closing. In the event Seller’s Investors fail or refuse to contribute Seller’s Equity as required at Closing, Buyer shall have the unilateral right, at Buyer’s sole option, to (i) close this transaction without Seller’s Equity, with no liability whatsoever to Seller or Seller’s Investors, or (ii) extend the Closing for up to a maximum of 60 days to allow Buyer time to replace Seller’s Equity .

Initials: /s/ CMC /s/ WSB

\\\\\

[signature page follows]

Stonecreek\Claremont\PSA-10	22

Exhibit 10.3

In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

Seller:	Claremont Venture I, L.P., a California limited partnership

By: Claremont Manager, Inc., a California corporation, General Partner

By:	/s/ Clayton M. Corwin
Clayton M. Corwin, President

Buyer:	MMIC Acquisition Corporation, a Florida corporation

By:	/s/ William S. Rogers

Title:	William S. Rogers, V.P.

Acceptance:  The undersigned hereby accepts its appointment as Escrow Holder under the terms of the foregoing Agreement and agrees to follow the terms and provisions thereof as its escrow instructions in connection with the contemplated transactions.

First American Title Insurance Company

By:
Ryan Hahn, Escrow Officer

Date: November      , 2012

LIST OF EXHIBITS

A	Grant Deed
B	Assignment and Bill of Sale
C	Seller Estoppel
D	Sale Agreement Assignment
E	Holdback Agreement
F	PMA
G	Suite 200 draft lease

Stonecreek\Claremont\PSA-10	23

Exhibit 10.3

Exhibit A - GRANT DEED

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO AND

MAIL TAX STATEMENTS TO:

(Above Space For Recorder's Use Only)

GRANT DEED

In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of transfer tax which is due by a separate statement which is not being recorded with this Grant Deed.

For a valuable consideration, receipt of which is hereby acknowledged, Claremont Venture I, L.P., a California limited partnership, hereby grants to       , a       , the real property described as follows:

[      – insert legal description from PTR upon receipt]

This conveyance is subject to: non-delinquent taxes and assessments; all matters whether or not of record; and any matters which could be ascertained by a proper inspection or survey of such real property.

Dated: December , 2012	Claremont Venture I, L.P., a California limited partnership

By: Claremont Manager, Inc., a California corporation, General Partner

By:
Clayton M. Corwin, President

STATE OF	)	SS
COUNTY OF	)

On before me, , Notary Public, personally appeared

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Stonecreek\Claremont\PSA-10	24

Exhibit 10.3

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

This area for official notarial seal.

Stonecreek\Claremont\PSA-10	25

Exhibit 10.3

Exhibit B-Assignment and Bill of Sale

This Assignment and Bill of Sale (“Assignment”) is made as of December       , 2012 between Claremont Venture I, L.P., a California limited partnership (“Seller”), and       , a        (“Buyer”).

1.          Seller is the owner of that certain real property known as Claremont Medical Plaza, 1601 Monte Vista Drive, Claremont CA (“Land”). Seller hereby assigns, transfers, sets over and conveys to Buyer all of Seller’s right, title and interest in, to and under:

(1)        The existing leases of any of the Land or improvements thereon (“Leases”), including without limitation the leases described on the rent roll in Schedule A.

(2)        All security deposits described in Schedule B (“Deposits”).

(3)        The contracts described in Schedule C (“Service Contracts”) without any representation or warranty as to their assignability.

(4)        All federal, state and local governmental consents, waivers, authorizations, licenses, approvals and permits required for the occupancy, management, leasing, maintenance and operation of the Land and improvements (“Permits”).

(5)        All of Seller’s right, title and interest in (i) any tangible personal property located on or in the Land and improvements thereon and used exclusively in the operation thereof; and (ii) any intangible personal property relating exclusively to the Land and improvements thereon (“Personalty”).

2.          Buyer accepts the Leases, Deposits, Service Contracts, Permits and Personalty. Buyer assumes all obligations under the Leases and Service Contracts arising on and after the date hereof and all obligations to the tenants under the Leases with respect to return of the Deposits pursuant to such Leases.

3.          This Assignment is made by Seller on an “as is, where is” basis, and without any representation or warranty whatsoever except that Seller represents and warrants Buyer has the right to convey the Leases and Deposits to Buyer. Schedules A, B and C are hereby incorporated herein by this reference. This Assignment is binding upon and inures to the benefit of Seller and Buyer and their respective heirs, executors, administrators, successors and assigns. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof, Seller and Buyer have executed this Assignment as of the above date.

Seller:	Claremont Venture I, L.P., a California limited partnership
By: Claremont Manager, Inc., a California corporation, General Partner

By:
Clayton M. Corwin, President
Buyer:

Stonecreek\Claremont\PSA-10	26

Exhibit 10.3

Exhibit C - Form of Seller Estoppel

This Certificate is made as of December       , 2012 by Claremont Venture I, L.P., a California limited partnership (“Seller”) for the benefit of        (“Buyer” ), Buyer’s prospective lender(s), and their successors and assigns, and is made pursuant to that certain Sale Agreement dated November 9, 2012, as may have been amended (“Sale Agreement”). All capitalized terms not otherwise defined herein shall have the meaning specified in the Sale Agreement. Seller represents and warrants as follows, subject to Sale Agreement Sections 5.5, 5.7.1, 11.2, 13.9 and 13.10.

1.          The following documents constitute the lease (“Lease”) between Seller as landlord (“Landlord”), and Tenant with respect to Suite        (“Premises”) at       , California:       . A correct and complete copy of the Lease is attached hereto. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and is in full force and effect. The Lease has not been modified, changed, altered or amended in any respect except as attached hereto. Except as specified in the Lease: (a) Tenant has made no agreements with Landlord or its agent or employees concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession except as expressly set forth in the Lease; and (b) Tenant has no option or preferential right: (i) to lease or occupy additional space; (ii) to purchase all or any part of the Premises or any right or interest with respect to the Premises; or (iii) to renew or extend the term of the Lease.

2.           Monthly base rent is $      , and is paid through the month of       .

              Monthly installments of estimated CAM reimbursements are $

              Security Deposit is $      .

              Lease term expires       , subject to the extension options in the Lease.

No other rent has been paid more than one month in advance. To Seller’s Knowledge, Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord.

3.          To Seller’s Knowledge, Tenant has accepted possession of the Premises. All improvements to be constructed on the Premises by Landlord have been completed and any tenant construction allowances have been paid in full. To Seller’s Knowledge, all conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied.

4.          To Seller’s Knowledge, as of this date, there exists no default under the Lease by Landlord or Tenant. To Seller’s Knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Landlord. Seller has not received written notice from tenant alleging any uncured Seller default under the Lease.

Dated December , 2012	Claremont Venture I, L.P., a California limited partnership
By: Claremont Manager, Inc., a California corporation, General Partner

By:
Clayton M. Corwin, President

Stonecreek\Claremont\PSA-10	27

Exhibit 10.3

Exhibit D - SALE AGREEMENT ASSIGNMENT

This Sale Agreement Assignment ("Assignment") is made as of        by and between       , a        ("Assignor") and       , a        ("Assignee"), and is made with respect to the Sale Agreement by and between Assignor and Claremont Venture I, L.P., a California limited partnership ("Seller") dated November 9, 2012, as amended        ("PSA"). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to the PSA, the escrow created pursuant to the PSA, any Deposits (as defined in the PSA) in such escrow or held by Seller, and all other rights and assets appurtenant to any of the above ("Assets").

Assignee hereby accepts the Assets and assumes all of Assignor's obligations under the PSA, whether arising before or after the date of this Assignment. Assignor acknowledges that it is not released (as a result of such assignment or for any other reason) from any PSA obligations, whether arising before or after the date of this Assignment. All of Assignor’s knowledge with respect to the Property is hereby attributed to Assignee, which is deemed to have such same knowledge.

Upon deliver hereto to Seller, Buyer’s address per PSA Section 12 is hereby changed to:        [Alternatively - Buyer’s address per PSA Section 12 remains unchanged.]

In witness whereof, the undersigned have executed this Assignment as of the above date.

Assignor:	, a

By:

Title:

Assignee:	, a

By:

Title:

Stonecreek\Claremont\PSA-10	28

Exhibit 10.3

EXHIBIT E - HOLDBACK ESCROW AGREEMENT

This Holdback Escrow Agreement (“Agreement”) is entered into by and among Claremont Venture I, L.P., a California limited partnership (“Seller”),        (“Buyer”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“FATCO”) effective December       , 2012

Recitals

Seller and Buyer entered into that certain Sale Agreement dated November 9, 2012, as amended        (“PSA”), pursuant to which Buyer agrees to pay Seller up to $400,000 (“Holdback”) in additional purchase price contingent upon certain leasing activity in Claremont Medical Center, more particularly described in the PSA (“Property”). Pursuant to the PSA, at Closing Buyer has agreed to deposit into an escrow per this Agreement the Holdback to be held by FATCO and paid to Seller and/or returned to Buyer per the PSA. FATCO agrees to act as escrow holder to hold, administer, invest and disburse the Holdback on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants of the parties herein contained, which each of the parties acknowledges is adequate and sufficient, the parties hereto agree as follows:

1.          Definitions.  All capitalized terms used herein, unless otherwise herein defined, shall have the meanings given them in the PSA.

2.          Appointment.  Buyer and Seller hereby appoint FATCO to serve as escrow holder for the purposes set forth herein, and FATCO accepts such appointment.

3.          Acknowledgment of Receipt.  FATCO hereby acknowledges receipt of the Holdback delivered by Seller to FATCO from FATCO Escrow No. NCS       .

4.          Administration of Holdback.  FATCO hereby agrees to hold and administer the Holdback pursuant to the terms and conditions of this Agreement. The Holdback shall not be commingled.

5.          Conditions Precedent to Disbursement.  The Holdback shall be disbursed as follows:

(1)   The Holdback (less the No Rent Credit and any Seller TILC) will be delivered to Seller (and the No Rent Credit and Seller TILC will be delivered to Buyer) if either (A) Agent delivers to Buyer by September 30, 2013 either (i) an Approved Lease executed by the tenant, or (ii) a lease for Suite 200 reasonably acceptable to Buyer, or (B) Seller leases or otherwise removes the Suite 200 premises from the market thus impairing Agent’s ability to deliver an Approved Lease (and if Buyer and Seller disagree on whether a lease for Suite 200 should be “reasonably” acceptable to Buyer, or whether any event described in Subsection (B) has occurred, then such dispute shall be submitted to binding arbitration pursuant to PSA Section 15 (“Arbitration”); or

(2)  The Holdback shall be disbursed to Buyer directly if the conditions to delivery in (1) above are not satisfied, by the later of September 30, 2013 or entry of the arbitrator’s award in any Arbitration pending (and of which FATCO has been given notice) on September 30, 2013 (“Pending Arbitration”).

Stonecreek\Claremont\PSA-10	29

Exhibit 10.3

Any disbursement shall be subject to confirmation in writing by Buyer and Seller All disbursements made under this Agreement shall be made by wire transfer (if the recipient gives FATCO such instructions, and otherwise by cashier’s check and delivered to the specified recipient via U.S. Postal Service, regular mail, or at Seller’s request, by wire transfer.

6.          Term.  This Agreement shall terminate upon the earlier to occur of: (i) agreement of Buyer and Seller; (ii) disbursement of the entire Holdback, in which case any remaining interest accrued on the Holdbacks shall be distributed to the party entitled to the Holdback; or (iii) the later of October 10, 2013 or entry of the arbitrator’s award in any Pending Arbitration, whereupon FATCO shall either: (a) deliver the remainder of the Holdback pursuant to a written agreement between Buyer and Seller; or (b) interplead and deliver the deliver the remainder of the Holdback to the court.

7.          Indemnification of FATCO.  If this Agreement or any matter relating hereto shall become the subject of any litigation or controversy, Buyer and Seller shall, jointly and severally, indemnify, defend (with counsel satisfactory to FATCO) and hold FATCO free and harmless from any loss or expense, including attorneys’ fees, that may be suffered by it by reason thereof other than as a result of FATCO’s breach of this Agreement, negligence or willful misconduct. In the event conflicting demands are made or notices served upon FATCO with respect to this Agreement, or if there shall be uncertainty as to the meaning or applicability of the terms of this Agreement, Buyer and Seller expressly agree that FATCO may (but will not be required to) file a suit in interpleader and to obtain an order from the court requiring Buyer and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Holdbacks into the registry of the court, FATCO shall be fully released and discharged from any obligations imposed upon it by this Agreement with respect to the amount so deposited with the court. Alternatively, FATCO may continue to hold the Holdback in escrow until directed by written agreement of the parties hereto or by a court order.

8.          Liability.  FATCO shall not be liable for the sufficiency or correctness as to form, manner, execution or validity of any instrument deposited with it, nor as to the identity, authority or rights of any person executing such instrument. It is agreed that the duties of the FATCO are purely ministerial in nature, and that FATCO’s duties hereunder shall be limited to the safekeeping of the Holdbacks and documents received by it as FATCO, and for their disposition in accordance with the terms of this Agreement. The FATCO may seek the advice of independent legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it except for FATCO’s negligence or willful misconduct.

9.          Maintenance of Confidentiality By FATCO.  Except as may otherwise be required by law or by this Agreement, FATCO shall maintain in strict confidence and not disclose to anyone the existence of this Agreement, the Contract, the identity of the parties to the foregoing, the amount of the Purchase Price, the provisions of this Agreement or the Contract or any other information concerning the transactions contemplated hereby or by the Contract, without the prior written consent of Buyer and Seller.

Stonecreek\Claremont\PSA-10	30

Exhibit 10.3

10.        Investment of Holdbacks.

(a)        FATCO shall invest and reinvest the Holdback at the written instruction of Buyer in governmentally insured interest-bearing accounts as Buyer shall direct. The investment of the Holdback shall be at the sole risk of Buyer. All interest shall accrue to the benefit of Buyer, shall not increase the amount of the Holdback, and shall be paid to Buyer periodically. Buyer shall provide the FATCO with a taxpayer identification number.

(b)        FATCO is not and shall not be responsible for maintaining the value of any investment or providing investment counseling. In addition, FATCO is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investments for the purposes of this Agreement.

11.        Notices.  The notice provisions in the PSA are hereby incorporated herein by this reference. Buyer’s, Seller’s and FATCO’s addresses are set forth in the PSA.

12.        Miscellaneous.  This Agreement may not be assigned by any party without the consent of the other parties. This Agreement shall be construed under and governed by the laws of the State of California and, in the event that any provision hereof shall be deemed illegal or unenforceable, said provision shall be severed herefrom and the remainder of this Agreement shall be enforced in accordance with the intent of the parties as herein expressed. This Agreement may not be amended or altered except by an instrument in writing executed by all the parties hereto. Buyer shall pay any reasonable fees charged by FATCO for its services hereunder and Seller shall not be responsible for any fees of FATCO. This Agreement may be executed in multiple counterparts and by the parties on separate counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same agreement. The parties may execute and deliver this Agreement, Draw Notices and Objections by forwarding signed facsimile or scanned email copies of this Agreement. Such facsimile signatures shall have the same binding effect as original signatures, and the parties hereby waive any defense to validity based on any such copies or signatures.

In witness whereof, the parties have executed this Agreement as of the above date.

Buyer:

Seller:	Claremont Venture I, L.P., a California limited partnership

By: Claremont Manager, Inc., a California corporation, General Partner

By:
Clayton M. Corwin, President

FATCO:	First American Title Insurance Company

By:
Ryan Hahn, Escrow Officer

Stonecreek\Claremont\PSA-10	31

Exhibit 10.3

Exhibit F - PMA

PROPERTY MANAGEMENT AGREEMENT

Claremont Medical Plaza – 1601 Monte Vista Avenue, Claremont, California

This Property Management Agreement ("Agreement") is made as of                         ,          ("Effective Date"), between StoneCreek Investment Corporation, a California corporation dba StoneCreek Company ("Manager") and                                                        , a                                             ("Owner").

Recitals

Owner owns Claremont Medical Plaza, located at 1601 Monte Vista Ave., Claremont, CA 91711, a 48,984 +/- square foot medical office building (the “Property”).

Now therefore, the parties, for and in consideration of the promises and mutual covenants, representations and warranties set forth in this Agreement, agree as follows:

1.          Appointment.  Owner hires Manager as the property manager for the Property, and Manager agrees to perform such services.

2.          Manager Duties.

2.1        General.  Manager, through Manager's designated employees and agents, shall generally perform the services of a property manager in accordance with this Agreement and as determined from time to time by Owner and otherwise in the scope and quality generally comparable with the services performed by professional medical office building managers in the Claremont area. Manager shall at all times conform to policies and programs established and approved by Owner. Manager shall be subject to the direction of Owner as agreed to at a meeting or in a writing signed by Owner. Manager shall keep Owner informed as to all matters of concern to the Property.

2.2        Specific Duties.  Without limiting the above, Manager's duties shall include the following plus such other duties reasonably requested by Owner from time to time:

2.2.1     Maintenance.  Manager shall periodically inspect the Property to advise Owner of any maintenance and repairs that are necessary, and upon Owner's direction, Manager shall supervise such maintenance and repair. Manager shall submit for bid and negotiate contracts for periodic maintenance services, and shall direct and supervise the performance of such services.

2.2.2     Construction.  Manager shall manage installation of tenant improvements and the maintenance and repair of the Property (including major construction, rehabilitation and betterments) and repair or replace improvements due to wear, tear and casualty, including without limitation:

(1)	Selection and supervision of design and engineering consultants;

(2)	supervision of tenant improvement design and construction;

Stonecreek\Claremont\PSA-10	32

Exhibit 10.3

(3)	supervision of capital improvements;

(4)	the inspection of the progress of repairs and maintenance, and supervision of the verification of the materials and labor being expended;

(5)

obtaining the necessary receipts, releases, waivers, discharges and assurances to keep the Property free from mechanics' and materialmen's liens and other claims; and posting and recording notices of non-responsibility in connection with construction performed by tenants;

(6)	requiring that all contractors and subcontractors performing work on the Property maintain insurance as specified by Owner from time to time; and

(7)

obtaining and maintaining all governmental permits and approvals necessary for use, operation and maintenance of the Property (provided that no permit or approval creating a burden or obligation on the Owner will be enforceable without Owner's signature); and obtaining temporary and permanent certificates of occupancy for Property tenant improvements.

2.2.3     Marketing and Leasing.  Subject to Owner's direction, Manager shall retain broker(s) to market and lease space in the Property. Manager shall negotiate leases, subject to Owner’s final approval. Unless otherwise agreed to by Owner, Manager shall not act as a broker to conduct the above and shall not be paid any fees or commissions except as specified in Section 4.3.

2.2.4     Tenant Relations.  Manager shall supervise the moving in and out of tenants. Manager shall interface with tenants in an effort to maintain good tenant relations between tenants and Owner, and shall handle all tenant requests and complaints. Manager will assist Owner in the collection of delinquent rents and eviction efforts if necessary, including the serving of three day notices and the like, and appearance at trial if necessary in any Owner-tenant litigation.

2.2.5     Budget and Accounting.  Manager shall set up a bank account in Owner’s name, with Manager having signatory authority (“Account”). Manager shall deposit all Property receipts of any type or source into the Account. Manager shall prepare periodic operating budgets for the Property for Owner's review and approval (“Budget”). Manager shall pay directly from the Account any and all expenditures pursuant to the Budget (including Section 4 fees and expenses payable to Manager), provided that Manager may exceed any specific line item in the Budget by up to 10% in the event of an emergency threatening imminent danger to person or property. Manager shall prepare and deliver quarterly and annual accounting reports on a cash basis along with a comparison to Budget.

2.2.6     Special Projects and Services.  Manager shall conduct any special assignments as requested by Owner and not customarily within the scope of daily property management functions, subject to an approved budget for such services. Examples of such services are property tax appeals; accounting, audit, and tax compliance; and market, financial, and Property disposition analysis.

2.2.7     Competition.  Manager manages or intends to manage other properties in the vicinity of the Property.

Stonecreek\Claremont\PSA-10	33

Exhibit 10.3

2.3        Independent Contractor.  Manager is acting hereunder as an independent contractor. Within reasonable limits and subject to the needs of tenants and third parties doing business in and on the Property, Manager shall determine when and how to perform Manager's services hereunder. Manager may delegate any duties hereunder to Manager's employees or agents. All payroll and related expenses for Manager's employees concerning the Property shall be incurred by Owner, as described in the Budget. Manager, at Manager's expense, shall provide all office facilities necessary to perform Manager's duties hereunder.

2.4        Indemnification.  Manager indemnifies, defends, protects and holds harmless Owner from any claim, loss, cost, penalty or expense incurred as a result of the violation of law by, or the gross negligence or willful misconduct of, Manager or Manager's employees and agents. Owner indemnifies, defends, protects and holds harmless Manager from any claim, loss, cost, penalty or expense incurred as a result of: (1) the violation of law by, or the negligence or willful misconduct of, Owner or Owner’s employees, contractors and agents; (2) the ownership or operation of the Property, except as a result of Manager’s default or the gross negligence or willful misconduct of Manager or its employees and agents.

3.          Term.  The term of this Agreement shall continue until the earlier of: (1) 90 days after written notice of termination by Manager; (2) the date Owner ceases to own the Property; (3) a material default by Manager hereunder which is not cured within 30 days after written notice from Owner; or (4) three (3) years from the Effective Date. On and after termination, Manager shall reasonably assist Owner in transferring management duties and Property files to Owner or the new manager, subject to payment by Owner to Manager for Manager’s time and expenses in connection therewith, according to Manager’s fee schedule.

Notwithstanding the above, expiration of the term in the prior paragraph shall only apply to Sections 2.1, 2.2 (excluding 2.2.3 with respect to the right to seek to let Suite 200 and the PVH Extension). Manager’s rights under Section 2.2.3 to seek to let Suite 200 and the Section 5 provisions applicable thereto shall continue through 2013, unless terminated by the mutual approval of Manager and Owner. Manager’s rights under Section 2.2.3 to seek the PVH Extension, Section 4.3(3), and the Section 5 provisions applicable thereto, shall continue through 2015, unless terminated by the mutual approval of Manager and Owner.

4.          Management Fees.

4.1        Owner shall pay Manager during the term hereof the greater of $4,500 per month or 4.5% of the gross monthly collections generated from the Property. This fee is payable monthly in arrears within ten (10) days after the end of each month.

4.2        Owner shall pay Manager 5% of all construction costs relating to tenant improvements, capital improvements, and casualty repairs. This fee is payable monthly in arrears within ten (10) days after the end of each month.

4.3        Owner shall pay Manager leasing commissions as follows:

(1)	for new tenants where a landlord broker is entitled to a commission, 1% of the aggregate base rents including tenant-reimbursed operating expenses for the term;

Stonecreek\Claremont\PSA-10	34

Exhibit 10.3

(2)

3% of the aggregate base rents including tenant-reimbursed operating expenses for the first 5 years, and 1.5% for any lease term periods thereafter for any: (i) new leases for which Owner is not required to pay Owner’s listing broker; and (ii) renewal leases and exercised option extensions.

(3)

4% of the aggregate base rents including tenant-reimbursed operating expenses for any extension executed by December 31, 2015 of the existing lease term by Pomona Valley Hospital Medical Center for all or any portion of its premises at the Property (“PVH Extension”).

These fees are payable one-half at lease execution, and one-half at occupancy.

4.4        Manager shall be entitled to reimbursement for un-reimbursed, out-of-pocket costs paid by Manager on an arm's-length basis to unrelated parties. In addition, Owner shall reimburse Manager for reasonable lunch expenses with tenants incurred to maintain a good tenant relationship and not more often than quarterly with any one tenant.

5.          General Provisions

5.1        Notice.  All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (a) when personally delivered or delivered by reputable overnight courier service; or (b) two (2) business days after being deposited in the United States mail, postage prepaid; or (c) when sent by facsimile before 5:00 p.m. Pacific time on a business day and otherwise on the next business day (as evidenced by a confirmation slip from sender’s fax machine showing the transmission date and time and recipient’s fax number) are sent pursuant to Subsections (a) or (b) above on the same business day as faxing. Phone and email addresses are provided for convenience only and shall not constitute effective notice. Notices shall be addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

Manager:	StoneCreek Company
30212 Tomas, Suite 300
Rancho Santa Margarita CA 92688
Attn: Clayton M. Corwin
	Phone	(949) 709-8080
	Fax	(949) 709-8081
	Email	ccorwin@stonecreekcompany.com

Owner:

5.2        Entire Agreement.  This Agreement shall constitute the entire agreement of the parties. All prior or contemporaneous agreements between the parties, whether written or oral, are merged herein and shall be of no force and effect.

Stonecreek\Claremont\PSA-10	35

Exhibit 10.3

5.3        Amendment and Waivers.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

5.4        Governing Law.  This Agreement is executed in and intended to be performed in the State of California, and the laws of that state shall govern its interpretation and effect.

5.5        Severability.  The parties hereto agree that if any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be incapable of being construed or limited in a manner to make it enforceable, or is otherwise held by such court to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

5.6        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Manager's rights nor obligations under this Agreement shall be assignable.

5.7        Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of identical original counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute but one and the same agreement.

5.8        Attorneys' Fees.  Should any party institute any action, proceeding, suit, arbitration, appeal or other similar proceeding or other non-judicial dispute resolution mechanism ("Action") to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in such Action shall be entitled to receive from the other party(s) all reasonable attorneys' fees, accountants' fees, expert witness fees, and any and all other similar fees, costs and expenses incurred by the prevailing party in connection with the Action and preparations therefor ("Fees"). If any party files for protection under, or voluntarily or involuntarily becomes subject to, any chapter of the United States Bankruptcy Code or similar state insolvency laws, any other party shall be entitled to any and all Fees incurred to protect such party's interest and other rights under this Agreement, whether or not such action results in a discharge.

Stonecreek\Claremont\PSA-10	36

Exhibit 10.3

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

MANAGER:
StoneCreek Investment Corporation, a California corporation, dba StoneCreek Company

By:
Clayton M. Corwin
President

OWNER:
,

a

By:

Name:

Its:

Stonecreek\Claremont\PSA-10	37

Exhibit 10.3

Exhibit F Suite 200 lease draft

Stonecreek\Claremont\PSA-10	38